Exhibit 99.1

Contact:	Brian Begley Investor Relations Atlas America, Inc. 1845 Walnut St. - Suite 1000 Philadelphia, PA 19103 (215) 546-5005 (215) 546-5388 (facsimile)

Atlas America, Inc. Announces Filing of Initial Public Offering

for Atlas Energy Resources, LLC

PHILADELPHIA, PA – July 28, 2006 – Atlas America, Inc. (NASDAQ: ATLS) (the “Company”) announced today that Atlas Energy Resources, LLC (“Atlas Energy”), which will own and operate substantially all of the natural gas and oil assets and the investment partnership management business of the Company, has filed a registration statement on Form S-1 with the Securities and Exchange Commission for an initial public offering of 5,750,000 common units, representing an approximate 16.9% membership interest. The underwriters are expected to be granted a 30-day option to purchase up to 862,500 additional common units. Upon completion of this offering, the Company expects to own approximately 83% of the membership interests in Atlas Energy. Additionally, the Company will own Atlas Energy Management, Inc., which will own all of the management incentive interests in Atlas Energy. Atlas Energy intends to apply to have its common units listed on the New York Stock Exchange.

UBS Investment Bank will act as book-running manager and representative of the underwriters. This offering of common units will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by submitting requests to UBS Investment Bank, 299 Park Avenue, New York, NY 10171, Attn: Prospectus Department, telephone: (212) 821-3884.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This communication does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Atlas America, Inc., is an energy company engaged primarily in the development and production of natural gas in the Appalachian Basin for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns an 83% interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), a limited partnership which owns a 2% general partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL), all the incentive distribution rights in APL and 1,641,026 common units of APL. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.

Statements made in this release may include forward-looking statements, which involve substantial risks and uncertainties. The completion of the offering is dependent upon numerous factors including market conditions.